Exhibit 99.2

FOR IMMEDIATE RELEASE
June 19th, 2019

sorrento therapeutics UPDATES POSITIVE results of phase 1b RESINIFERATOXIN (rtx) in knee osteoarthritis pain trial

•	Forty five patients were treated with escalating doses of RTX in the Phase 1b trial to date. Thirty seven patients received RTX and eight patients received saline (pooled as placebo group).
•	Most adverse events associated with RTX administration were expected and included pain, hypertension and tachycardia. These events were moderate and resolved in less than a day.
•	At the time of update, thirty patients were assessed at day 84 (trial end-point). All dose groups had treatment effect size traditionally considered sufficient for approval by Regulators.
•	Further analysis comparing RTX to saline response highlights persistent effect beyond day 84.
•	Two dose levels will be further expanded to confirm the final dose for upcoming Phase 3 studies.

SAN DIEGO, June 19th, 2019 /GlobeNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE, "Sorrento") announced that the Phase 1b study currently in progress has generated positive data and met the day 84 goals set for the resiniferatoxin (RTX) program to advance the investigational drug product into Phase 3 clinical trials.

This Phase 1b is a double-blinded, placebo controlled study to assess the safety and preliminary efficacy of intra-articular administration of resiniferatoxin or saline control (as placebo group) for the treatment of moderate to severe pain due to osteoarthritis of the knee. More information can be found at www.clinicaltrials.gov (NCT03542838).

Safety Outcomes

No dose limiting toxicities were encountered at any dose level studied. Treatment-emergent adverse events (TEAEs) were expected based on the mechanism of action of the drug and included post-injection pain, tachycardia and hypertension; all of which resolved in less than a day.

Patients also received standard pre-emptive opiate sedation in anticipation of any procedure related discomfort. Additional treatment cohorts are being recruited, to assess non-opiate pain management methods and fine-tune the ease of drug administration to increase patient comfort, while aiming to limit exposure to opioids.

More information related to safety outcomes and observed TEAEs will be communicated at an upcoming conference or through publication at the study conclusion.

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Efficacy Outcomes

At the time of this update, thirty patients were unblinded at day 84 (trial end-point).

The magnitude of the difference in the treatment effect versus saline control (as placebo) at 12 weeks exceeded what is traditionally considered sufficient to support regulatory approval based on either greater than 2 points reduction in WOMAC A1 10-point scale question “pain at walking on flat surface” or greater than 1 point reduction in Numeric Pain Rating Scale (NPRS) using the mixed model for repeated measures (MMRM) analysis (considered a clinically significant pain reduction).

In the best performing RTX dose cohort, the WOMAC A1 score at day 84 showed an average of 5.7 points reduction relative to baseline for RTX, and 3.3 points reduction relative to the saline control (as placebo). The difference in the weekly average of the NPRS pain score between control and RTX treated patients using the MMRM analysis was minus 1.0 point at week 4, minus 1.3 at week 8 and minus 1.7 points at week 12, showing a trend towards persistence and strengthening effect size over time.

Fast relief (in less than a week) and durability of the effect (over 84 days) confirm the clinical potential of the drug for long-term control of pain associated with osteoarthritis of the knee.

The study was designed to follow patients to day 84. Patients were given the option to be followed for a longer period of time. Five RTX treated patients who were evaluated at day 168 showed persistent pain relief. Despite the small number, the observation for these patients suggests treatment persistence: 3 out of 5 reported pain scores of 0 (no pain) from their baseline score of 5 to 8 points, the 4th patient reported a 2 point decrease from baseline, the 5th patient reported a 5 point decrease from baseline (see Table 1).

Two doses have been identified as candidates for the pivotal Phase 3 program based on the adverse event profile, magnitude and durability of treatment effect relative to control. In the upcoming months additional patients will be enrolled to confirm which dose will move forward to Phase 3 trials.

The two pivotal Phase 3 trials are in advanced planning, with an anticipated first patient enrollment target date in early 2020. Each trial is expected to enroll about 400 patients. The pivotal program will enroll patients from the US and Asia-Pacific. Additional trials will be considered for expanded global registrations, safety exposure and post-approval needs.

“Our teams have done an amazing job taking this drug from preclinical IND enabling to pivotal registration trials in less than 2 years. Because of the investigators’ enthusiasm we have experienced for this groundbreaking non-opioid pain therapy in our initial trial, we expect the Phase 3 studies to move very quickly” stated Dr. Henry Ji, Chairman and CEO for Sorrento Therapeutics. “We want to be cautiously optimistic, as we are dealing with a small number of patients so far, but what we see is extremely promising. As we continue on this track, and provided all goes according to plan, RTX has the potential to be on the market by 2022. This is a very ambitious goal that I personally believe is achievable given the quality of the team leading the effort and the performance of the drug so far.”

More information related to the efficacy outcomes observed will be communicated at an upcoming conference or through publication at the study conclusion.

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Table 1: WOMAC Question A1 “pain at walking” score (0: no pain, 10: worst possible pain) in patients at day 168 post-RTX treatment (partial data from 5 patients with reported pain scores past D84)

Patient	Pain Day 0 (score/10)	Pain Day 84 (score/10)	Pain Day 168 (score/10)
001	5	0	3
002	8	2	0
003	5	1	0
004	7	0	0
005	7	1	2

About Resiniferatoxin (RTX)

A thousand times “hotter” than pure capsaicin (16 Billion Scoville units versus 16M), and with a high affinity for afferent sensory pain nerves, resiniferatoxin binds to TRPV1 receptors present and selectively ablates the nerve endings responsible for pain signals experienced by patients1. Delivered peripherally (into the joint space) the transient nerve ending ablation effect can have profound clinical benefits lasting for months to years (as shown in canine studies2).

PTVA-OA-001 is a multicenter, placebo-controlled phase 1b study to assess the safety and define the maximally tolerated dose of resiniferatoxin administered in the knee joint in patients with moderate to severe pain associated with osteoarthritis of the knee. The study is a dose-escalation trial in which cohorts of patients receive increasing doses of resiniferatoxin until the maximum tolerated dose (MTD) is achieved. The primary objective of the study is to evaluate the safety of resiniferatoxin and identify the recommended Phase 3 dose. The secondary objective is to assess the preliminary efficacy of resiniferatoxin measured by assessing changes in the intensity of pain using the A1 score from the WOMAC, a widely used proprietary validated pain questionnaire.

Resiniferatoxin is not approved by regulatory authorities. Safety and efficacy have not been established.

More information on this trial can be found at www.clinicaltrials.gov (NCT03542838).

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Seprehvir®”).

1 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC398431/

2 Sorrento Therapeutics (Ark Animal Health) internal data (on file)

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Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by its effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. Resiniferatoxin is completing a phase IB trial in terminal cancer patients and a phase 1B trial in osteoarthritis patients. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the expectations for Sorrento's and its subsidiaries' technologies and product candidates, including, but, not limited to, resiniferatoxin (RTX) and potential clinical trials and costs associated with those trials, target enrollment dates and the expected timing of RTX being available on the market. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's and its subsidiaries' technologies and prospects, including, but not limited to, RTX; risks related to seeking regulatory approvals and conducting and obtaining results of clinical trials, including, but not limited to, the PTVA-OA-001 study or trial and any prior RTX studies in animals; costs associated with RTX clinical trials, the clinical and commercial success of RTX; the viability and success of using RTX for treatments in certain therapeutic areas, including osteoarthritis (OA) and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations

Contact: Alexis Nahama, SVP Corporate Development and Head of the RTX Program.

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc. ZTlido® and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively. Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc. All other trademarks are the property of their respective owners.

© 2019 Sorrento Therapeutics, Inc. All Rights Reserved.

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